Exhibit 99.4

PRO FORMA FINANCIAL INFORMATION

UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

On October 3, 2011, we completed our acquisition of substantially all of the assets, and selected liabilities, of Midwave Corporation, a Minneapolis based company.  Midwave Corporation is an information technology services and solutions firm focused on optimizing the data centers and information technology infrastructure of enterprise companies.  Datalink and Midwave Corporation share common go-to-market strategies and product and services portfolios, as well as a track record of success helping organizations optimize the business value of IT. The acquisition was accomplished through the purchase of substantially all of the assets Midwave Corporation pursuant to an Asset Purchase Agreement dated October 3, 2011 (the “Asset Purchase Agreement”).

Under the Asset Purchase Agreement, we paid Midwave Corporation a purchase price of approximately $19.1 million, comprised of a cash payment of approximately $16.1 million and approximately $1.6 million in Datalink common stock at closing and approximately $1.4 million related to closing working capital adjustment subsequent to closing. This description of the terms of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, which is attached as Exhibit 2.1 our Current Report on Form 8-K filed with the SEC on October 3, 2011 (File No. 000-29758).and is incorporated herein by reference.

We have prepared the following unaudited pro forma condensed combined financial statements to illustrate the acquisition of Midwave Corporation in a transaction to be accounted for as a purchase in accordance with FASB Topic 805, Business Combinations, with Datalink treated as the acquiror. The unaudited pro forma condensed combined balance sheet combines the historical unaudited consolidated balance sheet of Datalink as of September 30, 2011and the unaudited balance sheet of Midwave Corporation as of October 1, 2011, prepared in accordance with accounting principles generally accepted in the United States of America (GAAP), giving effect to the acquisition as if it occurred on September 30, 2011. The unaudited pro forma condensed combined statement of operations combine the historical consolidated statements of operations of Datalink and Midwave Corporation for the nine months ended September 30, 2011 and the year ended December 31, 2010, prepared in accordance with GAAP, giving effect to the acquisition as if it occurred on January 1, 2010, reflecting only pro forma adjustments expected to have a continuing impact on the combined results.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to present the results that would have actually occurred had the acquisition been completed on the assumed dates or for the periods presented, or which may be realized in the future. To produce the pro forma financial information, Datalink allocated the purchase price of Midwave Corporation using its best estimates of fair value. These estimates are based on the most recently available information. To the extent there are significant changes to the Midwave Corporation’s business, the assumptions and estimates herein could change significantly. Accordingly, the purchase accounting adjustments reflected in the unaudited pro forma condensed combined financial statements included herein are preliminary and subject to change. The unaudited pro forma condensed combined financial statements are based on the assumptions and adjustments which give effect to events that are: (i) directly attributable to the transaction; (ii) expected to have a continuing impact; and (iii) factually supportable, as described in the accompanying notes and do not reflect any potential operating efficiencies. Actual amounts recorded as of the completion of the acquisition and thereafter may differ materially from the information presented in these unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements, including the related notes, of Datalink and Midwave Corporation covering these periods.

Datalink Corporation

Unaudited Pro Forma Condensed Combined Balance Sheets

As of September 30, 2011

(In thousands)

	Datalink (Historical)	Midwave Corp. (Historical) (1)	Adjustments Incr. (Decr) (2)		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$30,820	2,271	(2,271)	a	$13,279
			(17,541)	b
Short term investments	4,241	—	—		4,241
Accounts receivable — trade & other	50,918	12,305	—		63,223
Inventories	662	—	—		662
Deferred customer support contracts - current	52,213	—	—		52,213
Inventories shipped but not installed	3,239	—	—		3,239
Income tax receivable	466	—	—		466
Other current assets	454	233	(9)	a	678
Total current assets	143,013	14,809	(19,821)		138,001
Property and equipment	2,106	1,270	—		3,376
Deferred customer support contracts - noncurrent	24,924	—	—		24,924
Goodwill	23,146	—	9,443	c	32,589
Finite life intangibles, net	4,072	—	6,635	d	10,707
Other assets	327	—	—		327
Total assets	$197,588	16,079	(3,743)		$209,924

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$14,012	8,523	(33)	a	$22,502
Accrued expenses and other	7,640	1,388	(444)	a	8,584
Deferred Taxes	3,188	—	—		3,188
Customer deposits	1,841	1,008	—		2,849
Deferred revenue	64,688	—	—		64,688
Capital leases — current portion	—	69	—		69
Total current liabilities	91,369	10,988	(477)		101,880
Deferred income tax liability	925	—	—		925
Deferred revenue - noncurrent portion	30,234	—	—		30,234
Capital leases — long term	—	260	—		260
Other long term obligations	116	—	—		116
Total liabilities	122,644	11,248	(477)		133,415

Stockholders’ equity
Common stock	17	6	(5)	b	18
Additional paid in capital	63,580	630	934	b	65,144
Retained earnings	11,347	4,195	(4,195)	b	11,347
Total stockholders’ equity	74,944	4,831	(3,266)		76,509
Total liabilities and stockholder’s equity	$197,588	16,079	(3,743)		$209,924

(1)  The balance sheet date for Midwave Corporation is as of October 1, 2011, the last business day of operations for Midwave Corporation prior to the close of the purchase agreement dated October 3, 2011.

(2) The letters refer to a description of the adjustments in Note 2.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Datalink Corporation

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Nine Months Ended September 30, 2011

(In thousands, except per share data)

	Datalink (Historical)	Midwave Corp. (Historical) (1)	Adjustments Incr. (Decr.) (2)		Pro Forma Combined
Revenue	$265,315	55,378	—		$320,693
Cost of revenue	201,641	45,439	—		247,080
Gross profit	63,674	9,939	—		73,613

Selling, general and administrative expenses	50,289	7,983	—		58,272
Amortization of intangibles	1,147	—	885	d	2,032
Total operating expenses	51,436	7,983	885		60,304
Earnings from operations	12,238	1,956	(885)		13,309
Other income (expense), net	(4)	(4)	—		(8)
Earnings before income taxes	12,234	1,952	(885)		13,301
Income tax expense	4,996	—	436	e	5,432
Net earnings	$7,238	1,952	(1,321)		$7,869

Net earnings per common share
Basic	$0.47				$0.50
Diluted	0.45				0.49

Weighted-average common shares outstanding
Basic	15,488		221	f	15,709
Diluted	15,962		221	f	16,183

(1)   The income statement for Midwave Corporation is for the nine months ended October 1, 2011 to account for the last business day of operations for Midwave Corporation prior to the close of the purchase agreement dated October 3, 2011.

(2)   The letters refer to a description of the adjustments in Note 2.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Datalink Corporation

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Year Ended December 31, 2010

(In thousands, except per share data)

	Datalink (Historical)	Midwave Corp. (Historical) (1)	Adjustments Incr. (Decr.) (2)		Pro Forma Combined
Revenue	$293,679	62,379	—		$356,058
Cost of revenue	226,043	51,386	—		277,429
Gross profit	67,636	10,993	—		78,629

Selling, general and administrative expenses	62,175	9,637	—		71,812
Amortization of intangibles	1,483	—	2,233	d	3,716
Total operating expenses	63,658	9,637	2,233		75,528
Earnings from operations	3,978	1,356	(2,233)		3,101
Other income (expense), net	14	11	—		25
Earnings before income taxes	3,992	1,367	(2,233)		3,126
Income tax expense (benefit)	1,690	—	(367)	e	1,323
Net earnings	$2,302	1,367	(1,866)		$1,803

Net earnings per common share
Basic	$0.18				$0.14
Diluted	0.18				0.14

Weighted-average common shares outstanding
Basic	12,801		221	f	13,022
Diluted	12,981		221	f	13,202

(1) Midwave Corporation’s fiscal year follows a 4-5-4 retail accounting year-end which ends on the last Saturday closest to the end of the calendar year. The numbers presented above for Midwave Corporation are for the 12 month period ending December 25, 2010.

(2)   The letters refer to a description of the adjustments in Note 2.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Datalink Corporation

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.                                      Basis of Pro Forma Presentation

On October 3, 2011, we completed our acquisition of the Midwave Corporation for a purchase price of approximately $19.1 million comprised of a cash payment of approximately $16.1 million and approximately $1.6 million in Datalink common stock at closing and approximately $1.4 million related to the closing working capital adjustment subsequent to closing.

The following table summarizes the preliminary estimate of the fair value of the acquired assets for Midwave Corporation on a purchase accounting basis (in thousands):

Acquired tangible assets and liabilities, net	$3,028
Intangible assets:
Customer relationships	5,104
Order backlog	1,053
Non-compete agreement	478
Goodwill	9,443
Estimated total purchase price	$19,106

We allocated the purchase consideration to the assets acquired and liabilities assumed based on the estimated fair value of Midwave Corporation’s tangible and intangible assets and liabilities. We have made a preliminary allocation of the purchase price to major categories of assets and liabilities in the accompanying unaudited pro forma condensed combined balance sheet based on their respective fair values at the acquisition date.

2.                                      Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price and to adjust amounts related to Midwave Corporation’s net tangible assets. The allocation is preliminary and subject to change for the final allocation of purchase price based upon completion of valuation procedures.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)                      To remove and/or adjust historical amounts not assumed in the transaction.

(b)                     Represents the purchase price and financing of the transaction based on the working capital at September 30, 2011.

(c)                      To record the excess purchase price over the preliminary fair value of assets acquired.

(d)                     To establish the preliminary estimated fair market value of identifiable intangible assets and record related amortization of such assets based on the preliminary fair value of the transaction at the acquisition date and the related estimate useful lives.  (Order Backlog $1,053,000 a 3 month life; Non-compete agreement $478,000 a 3 year life; Customer Relationships $5,104,000 a 5 year life).

(e)                      To record tax effect of income from operations related to Midwave, including the amortization of intangible assets.  Tax rates of 40.8% and 42.3% were used for the nine month period ended September 30, 2011 and year ended December 31, 2010, respectively.

(f)                        To record the impact of equity issued in connection with the transaction, as outstanding for the entire period.